                                                              March 7, 2002

Morgan Stanley American Opportunities Fund
c/o Morgan Stanley Trust
Harborside Financial Center, Plaza 2
Jersey City, New Jersey  07311

Ladies and Gentlemen:

     This opinion is being furnished to Morgan Stanley American Opportunities Fund, a Massachusetts business trust ("American Opportunities"), in connection with the Registration Statement on Form N-14 (the "Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act"), to be filed by American Opportunities in connection with the acquisition by American Opportunities, of substantially all the assets of Morgan Stanley Capital Growth Securities, a Massachusetts business trust ("Capital Growth"), in exchange for shares of beneficial interest of American Opportunities ("Shares") and the assumption by American Opportunities of certain stated liabilities of Capital Growth pursuant to an Agreement and Plan of Reorganization dated as of January 24, 2002 (the "Reorganization Agreement"). We have examined such statutes, regulations, corporate records and other documents and reviewed such questions of law as we deemed necessary or appropriate for the purposes of this opinion.

     As to matters of Massachusetts law contained in this opinion, we have relied upon the opinion of Nutter, McClennen & Fish, LLP, dated March 7, 2002.

     Based upon the foregoing, we are of the opinion that the Shares when issued, as described in the Reorganization Agreement, will be duly authorized and, assuming receipt of the consideration to be paid therefor, upon delivery as provided in the Reorganization Agreement, will be legally issued, fully paid and non-assessable (except for the potential liability of shareholders described in American Opportunities' Statement of Additional Information dated February 28, 2002 under the caption "Capital Stock And Other Securities").

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                        Very truly yours,

                                        /s/ Mayer, Brown, Rowe & Maw

MAYER, BROWN, ROWE & MAW